QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF READY MIX, INC.

        The undersigned, being an officer of READY MIX, INC., a Nevada corporation, does hereby certify as follows:

        That on January 28, 2005, the Directors of the corporation, by unanimous consent consented to the adoption of resolutions setting forth proposed amendments to the Articles of Incorporation of the corporation, as hereinafter set forth

        2.     Said resolution called for the following amendments to said Articles of Incorporation:

  ARTICLE FOUR (Capitalization) be and hereby is amended to read as follows:

    The aggregate number of shares that the Corporation shall have the authority to issue is 15,000,000 shares of Common Stock with a par value of $.001 per share and 5,000,000 shares of Preferred Stock with a par value of $.001 per share.

    The Preferred Stock may be made subject to redemption at such time or times and at such price or prices, and may be issued in such series, with full or limited voting powers, or without voting powers and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors. Without limiting the foregoing:

      (a)
      The holders of Preferred Stock or any class or series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, and cumulative or noncumulative as shall be so expressed.

      (b)
      The holders of the Preferred Stock or any class or series thereof shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

      (c)
      Any Preferred Stock or any class or series thereof, if there are other classes or series, may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in the resolution or resolutions providing for the issue of such stocks adopted by the board of directors.

    The capital stock of the Corporation, after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no capital stock issued as fully paid up shall ever be assessable or assessed.

    No shareholder of the Corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Stock of the Corporation. This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to shareholders pursuant to NRS 78.265 or any successor statute.

        Pursuant to NRS 78.207 and NRS 78.385 each share of common stock outstanding as of the date this amendment is filed with the Nevada Secretary of State is split, divided and increased into 600 shares of Common Stock with a par value of $.001 per share so that the 2,500 shares of common stock, no par value outstanding before the date this amendment is filed with the Nevada Secretary of State will be 1,500,000 shares of Common Stock with a par value of $.001 per share on and after the date this amendment is filed with the Nevada Secretary of State.

  ARTICLE NINE (Personal Liability) be and hereby is amended to read as follows:

    To the fullest extent permitted under applicable law as it presently exists or may hereafter be amended, no director nor officer of the Corporation will be personally liable to the Corporation or its shareholders for damages for any act or omission as a director or officer, provided that this provision shall not eliminate or limit the liability of a director or officer for any breach of the director or officer's fiduciary duty to the Corporation or its stockholders, which breach involves intentional misconduct, fraud or a knowing violation of law. If the Nevada Revised Statutes is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

    The Corporation must indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person, their heirs, executors and administrators (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans (collectively an "Other Entity"), against all liability and loss suffered and expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify a Covered Person in connection with a Proceeding (or part thereof): (a) commenced by such Covered Person unless the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation, or (b) as to which the Covered Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnity for such amounts as the court deems proper.

    The Corporation must pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified by the Corporation. If a claim for indemnification or advancement of expenses is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses.

    The rights conferred on any Covered Person hereunder shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise. These provisions will not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

    The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

    Any repeal or modification of the foregoing provisions will not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        3.     That on January 28, 2005 the sole shareholder of the corporation, by written consent given pursuant to Section 78.320, consented to the adoption of a resolution setting forth the proposed amendments to the Articles of Incorporation as hereinabove set forth.

        4.     That the Articles of Incorporation of READY MIX, INC., a Nevada corporation are hereby amended as set forth above and the undersigned makes this certificate pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes.

DATED:	January 28	, 2005.

/s/ BRADLEY E. LARSON READY MIX, INC.
Name	Bradley E. Larson
Title:	Chief Executive Officer

QuickLinks

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF READY MIX, INC.